Exhibit 99(c)

STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into by and among COCA-COLA ENTERPRISES INC., a Delaware corporation (“Grantee”), ELLIS INTERNATIONAL LTD., a Panama corporation (the “Shareholder”), and BRAVO! FOODS INTERNATIONAL CORP., a Delaware corporation (the “Company”). The effective date of this Agreement (the “Effective Date”) shall be the latest date indicated on the signature page hereto.

W I T N E S S E T H:

        WHEREAS, the Shareholder owns some combination of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and convertible notes, preferred stock and warrants (the “Equity Equivalents”) which, upon conversion or exercise, as the case may be, entitle the Stockholder thereof to receive shares of Common Stock; and

        WHEREAS, the Company and Grantee have been in discussions regarding the possibility of entering into a distribution agreement relating to the Company’s products and concurrently entering into a stock purchase agreement for the purchase by Grantee of shares of Common Stock directly from the Company (the “Acquisition Agreement”), which, together with this Agreement and Other Agreements (as hereinafter defined), will enable the Grantee to acquire a majority of the outstanding Common Stock of the Company on a fully diluted basis (the “Discussions”); and

        WHEREAS, in furtherance of the Discussions and as a condition precedent to the Grantee’s participation in the Discussions, and for the additional consideration set forth herein, the Shareholder desires to grant to Grantee an option to purchase the Option Securities (as hereinafter defined) according to the terms and subject to the conditions set forth in this Agreement and the Company is willing to enter into this Agreement; and

        WHEREAS, each of the Shareholder and the Grantee further acknowledges that the Shareholder and the other parties who are entering into agreements with the Grantee which are identical to this Agreement (the “Other Agreements”) have acted independently of one another, negotiated separately with the Grantee and have no understanding or agreement to act in concert with one another with respect to this Agreement and the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the premises herein and the representations, warranties, covenants and agreements contained herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Grant of Option. The Shareholder hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms and conditions hereof, the shares of Common Stock and each Equity Equivalent which entitles the Shareholder to acquire shares of Common Stock upon the conversion or exercise of such Equity Equivalent, as applicable, a description of which (including the outstanding balances on any convertible notes) is set forth on Schedule 1 attached hereto (sometimes collectively, the “Option Securities”), at a price equal to $0.36 for each share of Common Stock and for each share of Common Stock underlying the Equity Equivalent (the “Option Price”). The Option shall terminate upon the earliest to occur of: (i) the written mutual agreement of Grantee and the Shareholder to terminate the Option; (ii) August 31, 2005; or (iii) the delivery of written notice from the Shareholder to the Grantee or from Grantee to the Shareholder (x) which, in the case of the Shareholder, indicates that the Shareholder has received written notice from the Company that the Discussions have been terminated or (y) which, in the case of the Grantee, indicates that the Grantee or the Company, as the case may be, has notified the other in writing that the Grantee or the Company has decided to terminate its participation in the Discussions; or (iv) as provided in the last sentence of Section 2 hereof. The period from the Effective Date through the first date to occur of clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence shall be referred to herein as the Option Period.

2.     Option Grant Payment. In consideration for granting the Option to the Grantee pursuant to this Agreement, the Grantee shall pay to the Shareholder $0.00025 for each share of Common Stock and each share of Common Stock underlying an Equity Security which is included in the Option Securities (the “Option Grant Payment”). The Grantee shall pay the Option Grant Payment to the Shareholder by wire transfer of immediately available funds to an account designated by the Shareholder or by delivery of a certified check to the Shareholder’s address listed on the signature page to this Agreement. Payment of the Option Grant Payment shall be made within three (3) business days following the date on which this Agreement and all of the Other Agreements have been fully executed and delivered. The Option may not be exercised until after the Shareholder has received payment of the Option Grant Payment. If the Option Grant Payment is not made to the Shareholder within ten (10) business days from the Effective Date, the Shareholder, upon written notice to the Grantee, may terminate this Agreement.

3.     Exercise.

(a)     The Grantee may exercise the Option for all the Option Securities if, but only if, Grantee, The Coca-Cola Company (“TCCC”) or an affiliate of either of them shall have entered into a definitive distribution agreement with the Company and the Acquisition Agreement (collectively, the “Definitive Agreements”) during the Option Period. The Option may not be exercised in part, but may only be exercised for all of the Option Securities subject to this Agreement and the Other Agreements.

(b)     In the event Grantee is entitled to and wishes to exercise the Option for all the Option Securities, it shall send to the Shareholder a written notice (the date of which being herein referred to as the “Notice Date”) to the Shareholder specifying a place and date not earlier than three (3) business days nor later than thirty (30) business days from the Notice Date (the “Closing Date”) for the closing (the “Closing”) of the purchase of the Option Securities, and confirming in writing that (i) the Definitive Agreements have been executed and delivered by all applicable parties and (ii) the Grantee will, concurrently with the exercise of the Option, be exercising the options granted pursuant to the Other Agreements and purchasing the securities subject thereto. In order for Grantee to exercise the Option, the Notice Date must occur during the Option Period. Notwithstanding anything set forth herein, if, by virtue of obtaining the securities covered by this Agreement and the Other Agreements and/or the shares of Common Stock covered by the Acquisition Agreement, Grantee is required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), then the Closing Date may be extended to a business day that is the third business day following the expiration or early termination of any waiting periods imposed by HSR. In the event that a filing under HSR is made and the expiration or early termination of any waiting period imposed by HSR has not occurred within 90 days from the date of such filing then the Shareholder may terminate this Agreement.

(c)     At the Closing, the Grantee shall pay to the Shareholder an amount equal to (i) the Option Price multiplied by (ii) the sum of (x) each share of Common Stock included in the Option Securities and (y) each share of Common Stock that can be acquired upon the conversion or exercise of the Equity Equivalents included in the Option Securities set forth on Schedule 1 attached hereto. The Option Price shall be paid to the Shareholder by wire transfer of immediately available funds to an account designated by such Shareholder or by delivery of a certified check to the Shareholder at Closing or, if the Shareholder does not attend the Closing, to the Shareholder’s address listed on the signature page to this Agreement.

(d)     At the Closing, simultaneously with the payment of the Option Price as provided for in subsection (c) of this Section 3, the Shareholder shall deliver or cause to be delivered to Grantee the certificate(s) and the convertible notes for all of the Option Securities together with duly executed stock powers and duly executed assignments and/or instruments of transfer for the Equity Equivalents included in the Option Securities. In addition, at the Closing, simultaneously with the payment of the Option Price, the Shareholder shall pay to the Company $0.10 for each warrant included in the Option Securities. The Grantee shall deliver to the Shareholder a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such shares of Common Stock included in the Option Securities and the other Option Securities in violation of applicable federal and state securities laws or the provisions of this Agreement.

(e)     The Company shall pay all expenses and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of certificates for shares of Common Stock in the name of Grantee or its permitted assignee or transferee, including upon the conversion or exercise of any Equity Equivalents included in the Option Securities.

4.     Company Actions. At the Closing, and as a condition to the Grantee’s payment of the Option Price upon the exercise of the Option, the Company shall, at no additional cost to Grantee, effectuate the following: (i) provide such assurance to the Grantee as the Grantee considers appropriate that immediately upon tendering to the Company the convertible notes and preferred stock included in the Option Securities for conversion and the exercise of the warrants included in the Option Securities, as applicable, the Company will deliver to the Grantee the certificates for the shares of Common Stock issuable upon conversion of such convertible notes and preferred stock and the exercise of such warrants, as applicable, and (ii) shall take such other actions as the Grantee may reasonably request to waive, modify or amend the terms of the Option Securities and/or the agreements pursuant to which the Option Securities were issued and any restrictions contained therein to provide to the Grantee the full benefit of the ownership of the shares of Common Stock which are issuable upon the conversion of the convertible notes and preferred stock and exercise of the warrants (including, without limitation, the reduction of the exercise price for any warrants included in the Option Securities to $0.001, which is the par value of the Common Stock). The Company also covenants that, for the period described in the immediately following sentence, it will not prepay or redeem any of the Option Securities. The restrictions in the foregoing sentence shall apply from the Effective Date until the latest to occur of (i) the purchase of all of the Option Securities pursuant to the exercise of the Option, if the Notice Date occurs during the Option Period, or (ii) the termination of the Option Period.

5.     Certain Adjustments.

(a)     The number of shares of Common Stock included in the Option Securities and the Option Price for such shares of Common Stock shall be subject to adjustment from time to time as provided in this Section 5(a). In the event of any change in the Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares of Common Stock included in the Option Securities, and the Option Price therefor, shall be adjusted appropriately, and Grantee shall have the right to receive from the Company, upon exercise of the Option in addition to the shares of Common Stock set forth on Schedule 1, the number and class of shares or other securities or property that Grantee would have received in respect thereof in respect of such shares of Common Stock, as if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

(b)     In addition, with respect to those Option Securities other than shares of Common Stock which are subject to Section 5(a) hereof, the Company acknowledges that the Grantee, upon the exercise of the Option with respect to those Option Securities that are Equity Equivalents, shall be entitled to the anti-dilution protections that are provided for in the agreements and/or instruments applicable to such Option Securities as are available to the Shareholder at the Closing.

6.     Representations, Warranties and Covenants.

(a)     The Shareholder hereby represents and warrants to Grantee the following: (i) the Shareholder has sole and exclusive record title to and ownership of all of the shares of Common Stock and Equity Equivalents set forth on Schedule 1 attached hereto, true and correct copies of which, together with such other instruments defining the rights of the holder of the securities, are available on the Securities and Exchange Commission’s EDGAR database; (ii) except as may be created by this Agreement, the Common Stock and Equity Equivalents set forth on Schedule 1 are free and clear of any liens, restrictions, claims, charges, options, rights of first refusal or encumbrances, with no defects of title whatsoever, other than such restrictions as may be required pursuant to applicable securities laws or pursuant to the agreements with the Company that the Common Stock or Equity Equivalent were issued; (iii) with respect to any shares of Common Stock and any Equity Equivalents which were acquired by gift or inheritance, all federal and state estate or gift tax returns, as the case may be, required to be filed were duly and timely filed, and all taxes payable with respect thereto were paid; (iv) the Shareholder has the requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (v) if applicable, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Shareholder’s board of directors or other similar governing body prior to the date hereof and no other corporate or other proceedings on the part of the Shareholder, or consents from or filings with any person or entity or regulatory body, are necessary to authorize this Agreement or for the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby; and (vi) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(b)     The Shareholder hereby covenants that, during the period described in the immediately following sentence, such Shareholder will maintain its existing ownership interest in and to all of the Options Securities set forth on Schedule 1 attached hereto and will not, directly or indirectly, offer for sale, sell, distribute, grant any option, right to purchase, suffer any lien or encumbrance upon, pledge, hypothecate or otherwise dispose of any shares of Common Stock or Equity Equivalents set forth on Schedule 1. The restrictions in the foregoing sentence shall apply from the Effective Date until the latest to occur of (i) the purchase of all of the Option Securities pursuant to the exercise of the Option, if the Notice Date occurs during the Option Period, or (ii) the termination of the Option Period.

(c)     Grantee hereby represents and warrants to the Shareholder as follows: (i) Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder have been duly and validly authorized by the board of directors of Grantee and no other corporate proceedings on the part of the Grantee, or consents from or filings with any person or entity or regulatory body, are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder or to consummate the transactions contemplated hereby; and (iii) this Agreement has been duly and validly executed and delivered by Grantee and constitutes a legal, valid and binding obligation of the Grantee enforceable against the Grantee in accordance with its terms.

(d)     Grantee hereby represents and warrants that this Option is not being, and any shares of Common Stock or Option Securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended. In making its decision to enter into this Agreement and in connection with the transaction contemplated hereby, the Grantee is not and will not be relying on any representation or warranty by the Shareholder with respect to the Company, its business, operations, assets, liabilities or condition (financial or otherwise).

(e)     The Grantee represents and warrants that the Grantee acknowledges and understands that (i) an acquisition of the Option Securities involves a high degree of risk and is suitable only for persons or entities of adequate financial means who may have no need for liquidity; (ii) the Grantee may not be able to liquidate its investment in the event of an emergency; (iii) the Grantee will be able to sustain a complete loss of such holder’s entire investment; and (iv) the Grantee is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in the Company, has evaluated such merits and risks, and has determined that this investment is suitable for the Grantee. The Grantee further represents and warrants that it is aware that its ability to transfer, pledge, hypothecate or otherwise dispose of any of the Option Securities may be subject to the restrictions of applicable state and federal securities laws.

(f)     The Company hereby represents and warrants to Grantee as follows: (i) the Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company, or consents from or filings with any person or entity or regulatory body, are necessary to authorize this Agreement or for the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby; and (iii) this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

7.     Public Announcements. The Company and Grantee shall discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement and the Other Agreements with each other party prior to making such announcements or disclosures. No public announcement or disclosure shall be made by any party with regard to the transactions contemplated by this Agreement and the Other Agreements without the consent of Grantee and the Company, which consent shall not be withheld or delayed if such disclosure is required pursuant to applicable securities laws and shall not otherwise be unreasonably withheld or delayed.

8.     Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person without the express written consent of the other party, except that this Agreement may be assigned to a successor in interest and that Grantee will have the right to transfer, assign or convey all or any of its rights hereunder to any of its affiliates, TCCC or any of its affiliates, or to a joint venture to which any such company is a party who agree in writing to be bound by the terms of this Agreement. Any such transfer, assignment or conveyance of such rights to any affiliate, TCCC or any of its affiliates or a joint venture to which any such company is a party shall only be effective upon the Shareholder’s receipt of written notice of such transfer, assignment or conveyance.

9.     Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

10.     Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated; provided that each party is able to receive substantially all of the rights and substantially all of the benefits it is to have had/or receive, as applicable, under this Agreement.

11.     Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the address set forth on the signature page hereto (with respect to the Shareholder) or at 2500 Windy Ridge Parkway, Atlanta, Georgia 30339, attention: Mr. E. Liston Bishop III (with respect to Grantee).

12.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in that State and without regard to any of its conflicts of law principles which could result in the application of the laws of another jurisdiction.

13.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile signature, which shall constitute a legal and valid signature for all purposes hereof. This Agreement shall not be effective until counterparts executed by the Shareholder, the Grantee and the Company have been delivered to each of them.

14.     Expenses. Except as otherwise expressly provided for herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its accountants and counsel.

15.     Further Assurances. In the event of any exercise of the Option by the Grantee, the Grantee, each of the Shareholder and the Company agrees to execute and deliver all other documents and instruments and take all other action that may be reasonably requested in writing by the other parties hereto in order to consummate the transactions provided for by such exercise and to effectuate the intents of this Agreement. The party making the request will pay for any reasonable out-of-pocket expenses incurred by the other party hereto in connection with complying with the request.

16.     Entire Agreement; Third-Party Rights. Except as otherwise expressly provided herein, this Agreement (together with the Schedule attached hereto) contains the entire understanding and agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements, understandings and agreements with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and are binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. This Agreement may not be modified or amended and no waiver with respect to this Agreement shall be effective unless evidenced by a written instrument executed by each of the Shareholder and the Grantee and, with respect to those provisions that affect the Company, the Company.

[Signature Page follows.]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed individually or on its behalf by its officers thereunto duly authorized as of the date indicated.

COCA-COLA ENTERPRISES INC
By:	/s/ John J. Culhane
Name:	John J. Culhane
Title:	Exec. VP and General Counsel
Date:	July 13, 2005

SHAREHOLDER: ELLIS INTERNATIONAL LTD. Name of Shareholder
By:	/S/ WILHELM UNGAR
Title:	Officer
Date:	7/1/2005

Address:	53rd Street Urbanizacion Obarrio Swiss Tower, 16th Floor, Panama Republic of Panama Fax: (516)887-8990
Agreed to and Accepted this 1st day of July, 2005. BRAVO! FOODS INTERNATIONAL CORP.
By:	/s/ Roy G. Warren
Name:	Roy G. Warren
Title:	Chief Executive Officer
Date:

SCHEDULE 1

OPTION SECURITIES

SHAREHOLDER	EQUITY EQUIVALENT DESCRIPTION	OUTSTANDING AMOUNT	COMMON STOCK EQUIVALENT
Ellis International LTD. 53rd Street Urbanizacion Obarrio Swiss Tower, 16th Floor Panama Republic of Panama Fax: (516)887-8990	Convertible Note (May 2005)	$150,000.00	1,200,000